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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Salix Pharmaceuticals, Ltd. for the registration of 2,644,200 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2000, (except Note 12, as to which the date is May 17, 2000) with respect to the consolidated financial statements of Salix Pharmaceuticals, Ltd. (formerly, Salix Holdings, Ltd.) included in its Annual Report (Form 10-K405/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                           /s/ Ernst & Young LLP

Raleigh, North Carolina
December 4, 2000